Exhibit 10.1

HIGHLANDS BANKSHARES, INC.
2008 INCENTIVE BONUS PLAN FOR SUBSIDIARY BANK PRESIDENTS

I.
Purpose.  The purpose of the Plan is to provide the Presidents of the Company’s subsidiary banking organizations with direct incentives for achieving specific financial goals aimed at enhancing profitability.

II.	Definitions.

(a)	“Applicable Subsidiary Bank” means Grant County Bank, in the case of the President of Grant County Bank, and Capon Valley Bank, in the case of the President of Capon Valley Bank.

(b)
“Average Total Assets” means the average of the Applicable Subsidiary Bank’s total assets at the beginning of the Plan Year and the Applicable Subsidiary Bank’s total assets at the end of the Plan Year, determined in accordance with GAAP.

(c)
“Average Total Equity” means the average of the Applicable Subsidiary Bank’s total equity capital at the beginning of the Plan Year and the Applicable Subsidiary Bank’s total equity capital at the end of the Plan Year, determined in accordance with GAAP, subject to Section VII.

(d)	“Capon Valley Bank” means Capon Valley Bank, a West Virginia-chartered bank and wholly owned subsidiary of the Company.

(e)	“Committee” means the Compensation Committee of the Board of Directors of the Company.

(f)	“Company” means Highlands Bankshares, Inc., a West Virginia corporation.

(g)
“Efficiency Ratio” means the Applicable Subsidiary Bank’s non-interest expenses for the Plan Year divided by the sum of the Applicable Subsidiary Bank’s net interest income and non-interest income for the Plan Year, each as determined in accordance with GAAP, subject to Section VII.

(h)	“GAAP” means accounting principles generally accepted in the United States of America.

(i)	“Grant County Bank” means Grant County Bank, a West Virginia-chartered bank and wholly owned subsidiary of the Company.

(j)	“Growth in Net Income” means the increase, if any, in the Applicable Subsidiary Bank’s annual Net Income from 2007 to 2008.

(k)	“Net Income” means the net income of the Applicable Subsidiary Bank, as determined in accordance with GAAP, subject to Section VII.

(l)	“Plan” means this Highlands Bankshares, Inc. 2008 Incentive Bonus Plan for Subsidiary Bank Presidents.

(m)	“Plan Year” means the 2008 calendar year.

(n)
“Return on Average Assets” means the Applicable Subsidiary Bank’s Net Income for the Plan Year divided by the Applicable Subsidiary Bank’s Average Total Assets for the Plan Year, as determined in accordance with GAAP, subject to Section VII.

(o)
“Return on Average Equity” means the Applicable Subsidiary Bank’s Net Income for the Plan Year divided by the Applicable Subsidiary Bank’s Average Total Equity for the Plan Year, as determined in accordance with GAAP, subject to Section VII.

III.
Administration.  The Plan will be administered by the Committee.  The Committee shall have the authority, in its sole and absolute discretion, to interpret the Plan, adopt rules and procedures for the administration of the Plan, determine the extent to which any bonuses have been earned under the Plan and perform the other responsibilities assigned to the Committee under the Plan.  All actions and decisions of the Committee pursuant to the foregoing authority shall be conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan.

IV.	Participants. The Plan participants shall consist of the Presidents of Grant County Bank and Capon Valley Bank.

V.
Bonus Opportunity.  Each participant is eligible to earn a cash bonus for the Plan Year in an amount up to a percentage, specified by the Committee, of his gross annual base salary payable by the Applicable Subsidiary Bank effective as of January 1, 2008.

Corporate Performance.  Ninety percent of the participant’s bonus shall be based on the extent to which the Applicable Subsidiary Bank achieves corporate performance goals established for the Plan Year by the Committee.

The criteria to be used for the corporate performance goals, and the relative weighting of each, are as follows:

Growth in Net Income (25%)
Return on Average Assets (25%)
Return on Average Equity (25%)
Efficiency Ratio (25%)

Achievement of 100% or greater than 100% of a performance goal will result in payment of 100% of the portion of the potential bonus based on that goal.  Achievement of 90% to 99% of a performance goal will result in payment of 90% of the portion of the potential bonus based on that goal.  Achievement of 80% to 89% of a performance goal will result in payment of 75% of the portion of the potential bonus based on that goal.  Achievement of 70% to 79% of a performance goal will result in payment of 25% of the portion of the potential bonus based on that goal.  Achievement of less than 70% of a performance goal will result in no payment of the portion of the potential bonus based on that goal.  Percentages shall be rounded up or down to the nearest whole percent (for example, 89.6% shall be rounded up to 90% and 89.4% shall be rounded down to 89%).

Individual Performance.  The remaining ten percent of the participant’s bonus shall be based on the Committee’s assessment of the participant’s individual performance during the Plan Year; provided, however, that if no payment of the potential bonus is to be made based on the corporate performance goals (because none of the corporate performance goals are achieved at or above the 70% level), then no payment of the potential bonus will be made based on individual performance either, resulting in no bonus paid for the Plan Year, subject to Section VIII.

Example. The following example illustrates how the bonus amount is to be determined.  A participant’s gross annual base salary payable by the Applicable Subsidiary Bank effective January 1, 2008 is $180,000 and the Committee has determined that he will be eligible to earn a cash bonus for the 2008 calendar year of up to 15% of his gross annual base salary, or $27,000, 90% of which, or $24,300, is based on the achievement of corporate performance goals and 10% of which, or $2,700, is based on the Committee’s assessment of his individual performance during 2008.  After the end of 2008, the Committee determines that the corporate performance goals have been achieved to the following extent:  Growth in Net Income: 83% of performance goal; Return on Average Assets: 77% of performance goal; Return on Average Equity: 107% of performance goal; and Efficiency Ratio: 68% of performance goal.  The Committee also determines, based on the participant’s individual performance during 2008, to award 95% of the portion of the bonus based on individual performance.  This results in a total bonus for the Plan Year of $14,715, determined as follows:

Growth in Net Income:	$24,300 x 25% x 75% =	$4,556
Return on Average Assets:	$24,300 x 25% x 25% =	$1,519
Return on Average Equity:	$24,300 x 25% x 100% =	$6,075
Efficiency Ratio:	$24,300 x 25% x 0% =	$0
Total based on corporate performance:		$12,150
Individual performance:	$ 2,700 x 95% =	$2,565
Total bonus		$14,715

VI.
Timing ofDetermination and Payment of Bonus Amount.  Following the end of the Plan Year, once each Applicable Subsidiary Bank’s results of operations for the Plan Year are reasonably certain, the Committee shall determine the amount of the bonus, if any, earned by each participant, in the manner described in Section V.  Any bonus earned for the Plan Year shall be paid by the Applicable Subsidiary Bank to the participant in cash by March 15, 2009.

VII.	Extraordinary Items. In determining the extent to which corporate performance goals have been met, the Committee may, but is not required to, exclude extraordinary or other non-recurring items.

VIII.
Additional Committee Discretion.  The Committee may, in its sole and absolute discretion, increase or reduce (but not below zero) the amount of any bonus earned under the Plan.  Nothing in the Plan shall preclude the Committee, in its discretion, from awarding bonuses to participants in addition to any bonuses which they may earn under the Plan.

IX.
Employment Status.  A participant must be employed by the Applicable Subsidiary Bank as of the end of the Plan Year in order to qualify for a bonus under the Plan; provided, however, that if the participant’s employment is terminated prior to the end of the Plan Year due to death or disability, the participant (or his estate) shall qualify for a prorated bonus, to the extent earned, for the portion of the Plan Year the participant was employed by the Applicable Subsidiary Bank, based on achievement of the corporate performance goals for the full year and the Committee’s assessment of the participant’s individual performance during the Plan Year through the termination date.  Any such prorated bonus shall be determined and paid at the times specified in Section VI.

X.	Termination, Amendment or Other Modification of Plan. The Committee may terminate, amend or otherwise modify the Plan at any time.

XI.	Miscellaneous.

A.
No Right to Continued Employment.  The Plan does not give any participant any right to continued employment, and the right to terminate the employment of any participant is specifically reserved to the Company and/or the Applicable Subsidiary Bank.

B.
Withholding for Taxes.  The Applicable Subsidiary Bank shall be entitled to deduct from any bonus payment hereunder the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment.

C.
No Assignment.  No right or interest of any participant in the Plan shall be assignable or transferable, whether by operation of law or otherwise (except by will or the laws of descent and distribution).

D.
Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of West Virginia, except to the extent preempted by the Federal laws of the United States of America.